Exhibit 99.1

F&M Bank of Tomah Joins Forces
with CCFBank™

EAU CLAIRE, WIS. (7/1/19) – F & M Bank, Tomah customers will soon see a new brand in their local markets. Citizens Community Federal™ (CCFBank™) and F&M Bank have completed their merger combining the two financial institutions.

The merger was announced in January. F&M Bank merged into Citizens in a transaction valued at approximately $24.0 million. F&M Bank brings $195 million in assets, $152 million in deposits and $126 million in loans to the Citizens franchise, as of March 31, 2019. The combined company, headquartered in Altoona, WI, has over $1.5 billion in total assets and 28 locations in northwest Wisconsin and southern Minnesota.

CCFBank CEO and President Steve Bianchi sees the joining of the two companies as a great opportunity for their combined customers to benefit. “We look forward to welcoming F&M Bank customers, employees and communities to the CCFBank family,” Bianchi said. “We are excited about combining these two independent community banking franchises to deliver enhanced products and services that customers desire. The enhanced product line, along with the resources of our staff will align with our goal of “Making More Possible” for our customers, communities and stakeholders.”

F&M Bank President and CEO Peter Reichardt added, “Our team looks forward to growing with the CCFBank team. The opportunities and challenges in community banking today make the combination of these two banks better positioned to meet the needs of our communities. We share a common set of values and a vision that will provide significant benefits to our customers and shareholders. The united leadership teams have charted out a streamlined plan that will benefit all parties involved including a larger branch presence and expanded products and services.”

F&M Bank customers will continue to use the current F&M Bank products and services until the conversion of the banking systems in mid-July 2019. All F&M Bank customers have received official communication from CCFBank that provided important account information and timelines in which changes will occur.

Members of the Tomah and surrounding communities served by F&M Bank are encouraged to visit their local branches with any questions they have about the merger. They may also call CCFBank at 800.590.9920 or 715.836.9999 from 8 a.m. to 5 p.m. on weekdays. Questions may also be emailed on the CCFBank website.

Find out more about CCFBank™: http://ccf.us

Media Contact
Steve Bianchi
CEO/President
Citizens Community Bancorp, Inc.
715.836.9994